EXHIBIT TO ITEM 77M

MERGERS
Touchstone Strategic Trust

      On March 22, 2016 the Board of Trustees of Touchstone Strategic Trust approved the Agreement and Plan of Reorganization (the 'Plan') between the DSM Global Growth Fund, DSM Global Growth Income Fund
(the 'DSM Funds') and Touchstone Global Growth Fund, a series of Touchstone Strategic Trust, whereby each DSM Fund would transfer to the Touchstone Global Growth Fund all of its assets, subject to all of its liabilities, in exchange for shares of the Touchstone Global
Growth Fund.
     Circumstances and details of the reorganization are described and incorporated by reference to Form N-14 filed with the Securities and Exchange Commission ("SEC") via Edgar on July 6, 2016
(Accession No.: 0000711080-16-000081).






     On March 22, 2016 the Board of Trustees of Touchstone Strategic Trust approved the Agreement and Plan of Reorganization (the 'Plan') between the DSM Large Cap Growth Fund and Touchstone Large Company Growth Fund, a series of Touchstone Strategic Trust, whereby the DSM Large Cap Growth Fund would transfer to the Touchstone Large Company Growth Fund all of its assets, subject to all of its liabilities, in exchange for shares of the Touchstone Large Company Growth Fund.
     Circumstances and details of the reorganization are described and incorporated by reference to Form N-14 filed with the Securities and Exchange Commission ("SEC") via Edgar on July 5, 2016
(Accession No.: 0000711080-16-000075).